Supplementing the Preliminary Prospectus Supplement dated December 1, 2016 (To Prospectus dated January 12, 2015)	Filed Pursuant to Rule 433 Registration No. 333-201445

Ecolab Inc.

€575,000,000 1.000% Notes due 2024

Pricing Term Sheet

December 1, 2016

Issuer:	Ecolab Inc.
Principal Amount:	€575,000,000
Type of Offering:	SEC registered (No. 333-201445)
Trade Date:	December 1, 2016
Settlement Date:	December 8, 2016 (T+5)
Anticipated Ratings:*	Baa1 (stable outlook) by Moody’s Investors Service, Inc. A- (stable outlook) by Standard & Poor’s Ratings Services
Listing:	Ecolab Inc. intends to apply to list the notes on The New York Stock Exchange
Maturity Date:	January 15, 2024
Coupon:	1.000%
Interest Payment Dates:	Annually on January 15, commencing January 15, 2018 (long first coupon)
Price to Public:	99.191%
Spread to Benchmark Bund:	+128.6 bps
Benchmark Bund:	DBR 2.000% due August 15, 2023
Benchmark Bund Price and Yield:	114.60; -0.167%
Spread to Mid Swaps:	+75 bps
Mid Swaps Yield:	0.369%
Yield to Maturity:	1.119%
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Stabilization:	Stabilization/FCA
Make-Whole Call:	DBR+20 bps
Par Call:	On or after October 15, 2023
CUSIP / Common Code / ISIN:	278865 AX8 / 152985932 / XS1529859321
Joint Book-Running Managers:	J.P. Morgan Securities plc Merrill Lynch International MUFG Securities EMEA plc
Senior Co-Manager:	Citigroup Global Markets Limited
Co-Managers:	Mizuho International plc UniCredit Bank AG

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities plc at +44-207-134-2468; Merrill Lynch International at +44-207-995-3966 or MUFG Securities EMEA plc at +44-207-577-2206.

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